                                                                    Exhibit 10.4

LETTER OF INTENT FOR A 35M HIGH SPEED PASSENGER
CATAMARAN FERRY - PREPARED FOR LIGHTHOUSE
HOLDINGS/NEW YORK FAST FERRY BY R.E. DERECKTOR, INC.

3/15/00

Lighthouse Holdings/New York Fast Ferry

Dear John Koenig:

The undersigned, Robert E. Derecktor, Inc., is pleased to propose to you the sale of one 35m passenger ferry to be constructed by the undersigned, subject to the general terms and conditions set forth in the "Summary of Terms" transmitted herewith (the "Summary of Terms") the terms of which are incorporated herein by reference. Defined terms used herein are used with the meaning assigned to such terms in the Summary of Terms.

To initiate the construction of the vessel Robert E. Derecktor we will prepare a builders specification and general arrangement plans to a non-refundable deposit of twenty-five thousand dollars ($25,000). If you decide to proceed with the construction of the ferry once the plans and specifications are completed, then the initial deposit above will be applied to the down payment on the ferry.

If you find this proposal acceptable, please (i) execute the enclosed copy of this proposal letter in the same space provided and initial each page of the Summary of Terms, (ii) return the same by facsimile and courier to the above address and (iii) cause the Initial Deposit to be wired to the Payment Account. If we do not receive an executed copy of this proposal and the Initial Deposit prior to March 31st, 2000, or such later date as the undersigned shall agree in writing (the "proposed Expiry Date"), this proposal shall terminate.

If we receive a copy of this proposal executed by Buyer and the Initial Deposit as above provided prior to the Proposed Expiry Date, the Shipbuilder shall reserve building slots for construction of the Vessel, subject to prior commitments and each of us agree to negotiate in good faith with a view to executing the Shipbuilding Agreement on or prior to March 15th, 2000, or such later date as the parties shall agree in writing (the "Documentation Deadline").

If the Shipbuilding Agreements have not been entered into by the parties prior to the Documentation Deadline, the obligations of the parties hereunder and under the Summary of Terms (except those which by their terms survive such termination) shall terminate and the Shipbuilder shall retain the Initial Deposit theretofore received by the Shipbuilder.


Agreed:

Light House Holdings/New York Fast Ferry

By: /s/Anthony T. Colasanti        Title: Vice President
   ------------------------              ---------------
   Anthony T. Colasanti

R.E. DERECKTOR, INC.

By:                                Title:
   ------------------------              ---------------

                               Summary of Terms
                               ----------------


Shipbuilder:                        Robert E. Derecktor, Inc.

Purchaser:                          Lighthouse Landing/New York Fast Ferry

Naval Architects:                   Nigel Gee and Associates Ltd.

Vessels: One vessel to be constructed by the Shipbuilder in accordance with the Preliminary Specifications attached hereto
as                                  Exhibit A and the Shipbuilding Agreements.
                                    With option for two additional vessels.

Purchase Price:                     Between Four Million seven hundred fifty
                                    thousand and Five Million United States
                                    Dollars ($4,75,000-$5,000,000) depending
                                    upon the final specification.

Deposits:                           Buyer shall pay the Shipbuilder an initial
                                    deposit (the "Initial Deposit") of twenty-five thousand ($25,000) on the date of signing of this proposal letter. Deposits shall be non-refundable and go towards the preparation of a Builder's Specification and General Arrangement plans. The Specification and General Arrangement plans are the property of Robert E. Derecktor, Inc. and
                                    Nigel Gee and Associates, Ltd. If the buyer decides to proceed with the vessel, the twenty five thousand dollars ($25,000) will be applied towards the construction deposit payment.

Payment Account:                    Bank of New York/County Region
                                    535 East Boston Post Rd.
                                    Mamaroneck, New York 10543
                                    ABA# 021-0000-18
                                    Credit to
                                    Robert E. Derecktor, Inc.
                                    A/C# 0080-200-250

Shipbuilding Agreements:            The definitive shipbuilding agreements
                                    relating to each Vessel consistent with the terms of this proposal letter and containing such other terms and conditions as are customary in transactions of the type contemplated hereby and mutually satisfactory to the parties, the initial draft of which shall be prepared by the Shipbuilder's counsel. Each party shall be responsible for the fees and expenses of its own counsel.

Governing Law, Jurisdiction:        New York

Estimated Delivery Date:            Nine (9) months after the execution of the
                                    Shipbuilding Agreements after the execution of the Shipbuilding Agreements. Later dates as may be permitted under the relevant
                                    Shipbuilding Agreement.

Inspection:                         Buyer shall have the right to inspect the
                                    Vessels during normal business hours,
                                    provided that such inspection does not
                                    interfere with the Shipbuilder's work.

Insurance:                          Prior to delivery of a Vessel, the
                                    Shipbuilder shall maintain customary
                                    builder's insurance over such Vessel in an amount equal to the aggregate amount of the Purchase Price previously paid by the Buyer to the Shipbuilder for such Vessel.

Taxes: Buyer will be responsible for all taxes, fees, customs duties and other governmental charges arising out of the transactions contemplated hereby, except income taxes imposed on the Shipbuilder.

Exclusivity:                        Buyer agrees that from the date this
                                    proposal letter is entered into and until the termination of this proposal letter, it will


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

                                    exclusively negotiate with the Shipbuilder for construction of vessels similar to the Vessels. The Shipbuilder agrees that from the date this proposal letter is entered into and until the termination of this proposal letter, it will reserve building slots necessary for the timely completion of the Vessels.

Confidentiality:                    Each of Buyer and the Shipbuilder agree that
                                    this proposal letter, the exhibits hereto the Shipbuilding Agreements, the terms hereof and thereof shall be kept confidential; provided however, that nothing in this proposal letter or in the Shipbuilding Agreements is intended or may be construed to obligate either party hereto to refuse to provide information in respect to a lawful demand or order of any governmental agency or any court of competent jurisdiction. The requirement of confidentiality shall survive the termination of this proposal letter and/or the Shipbuilding Agreements.



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